Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation, by reference, in Registration Statements of BullFrog AI Holdings, Inc. (the “Company”) on Form S-1 (File Nos. 333-290840, 333-283105, and 333-276740) and on Form S-3 (File No. 333-281341) of our report dated March 19, 2026 relating to the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes, as appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2025 and 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ M&K CPAs, PLLC

The Woodlands, TX

March 19, 2026